Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Compass Diversified Holdings of our report dated April 28, 2020, except for the effects of the revisions discussed under Adjustments to Financial Statements in Note 1 to the consolidated financial statements, as to which the date is December 28, 2020, relating to the financial statements of Boa Technology, Inc., which appears in Compass Diversified Holdings Current Report on Form 8-K/A dated December 28, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
September 7, 2021